                                                                    EXHIBIT 12.1

                                 TV FILME, INC.

         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       YEAR ENDED DECEMBER 13,
                                                                                  ---------------------------------
                                                                                  1991   1992  1993   1994   1995
                                                                                  ----   ----  -----  ----  -------
                                                                                       (DOLLARS IN THOUSANDS)
Net Income (Loss)..................................................  (A)          $(6)   $ 13  $(516) $518  $(2,217)
Fixed Charges:
  Interest expense.................................................                *        0    *       2     *
  One-third of rent expense........................................                *        3    *      43     *
                                                                                         ----         ----
      Total Fixed Charges..........................................  (B)                    3           45
                                                                                         ----         ----
Net Income (Loss) Plus Fixed Charges...............................  (A)+(B)=(C)   *     $ 16    *    $563     *
                                                                                         ----         ----
Ratio of Earnings to Fixed Charges.................................  (C)/(B)       *      5.3    *    12.5     *
                                                                                         ----         ----

                                                                      NINE MONTHS
                                                                         ENDED
                                                                     SEPTEMBER 30,
                                                                     --------------
                                                                      1995    1996
                                                                     -------  -----
Net Income (Loss)..................................................  $(1,807) $(847)
Fixed Charges:
  Interest expense.................................................     *       *
  One-third of rent expense........................................     *       *
      Total Fixed Charges..........................................
Net Income (Loss) Plus Fixed Charges...............................     *       *
Ratio of Earnings to Fixed Charges.................................     *       *

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*For the years ended December 31, 1991, 1993, 1995 and the nine months ended
September 30, 1995 and 1996, earnings were insufficient to cover fixed charges by $6, $516, $2,217, $1,807, and $847, respectively.